Exhibit 99.2

Alta Fox Releases Presentation on Daktronics Delivered at Bloomberg Activism Forum 2024

Exposes How Poor Governance and a Private Family Business Mentality Have Driven Massive Underperformance for Shareholders

Outlines a Clear Path to ~$40 Per Share and ~100% Upside Through Governance Reforms, Board Refreshment and Operational Excellence

Plans to Nominate Highly Qualified, Independent Director Candidates for Election to the Company’s Board

Visit www.FixDaktronics.com to View the Presentation

DALLAS--(BUSINESS WIRE)--Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”), the largest shareholder of Daktronics, Inc. (NASDAQ: DAKT) (“Daktronics” or the “Company”) based on its beneficial ownership interest on a fully converted basis of 11.7% of the outstanding shares, today released a presentation that details a clear path to unlocking the full potential of the Company. The presentation, a similar version of which was delivered by Alta Fox Founder and Managing Partner Connor Haley at the Bloomberg Activism Forum 2024, can be accessed at www.FixDaktronics.com.

The ‘Governance Discount’ at Daktronics

In the presentation, Alta Fox highlights its belief that Daktronics is a high-quality, secular growth business that remains severely undervalued today due to ineffective corporate governance. Despite the Company’s position as an undisputed market leader with revenues fueled by the expanding sports and live events market, Daktronics’ second-generation leadership under Chief Executive Officer and Chairman Reece Kurtenbach has driven a culture of complacency and nepotism that has resulted in significant long-term underperformance.

During Mr. Kurtenbach’s tenure as Chairman of the Board of Directors (the “Board”), shareholders have endured irresponsible financial stewardship, a significant trading discount to the Company’s peer set and 195% underperformance versus the S&P 500.1 The Board has failed to hold Mr. Kurtenbach and his family members accountable for their disappointing long-term performance and has enabled the Company’s broken culture to go unfixed.

Alta Fox, which currently holds ~5x the number of shares held by the entire Daktronics Board combined, believes shareholders cannot trust the current Board to act in their best interests, as evidenced by the Board’s embrace of worst-in-class governance practices such as staggered director classes, a combined Chairman and Chief Executive Officer role, and a poison pill. The Board has allowed key management roles

1 Source: Bloomberg. Comparison is inclusive of all dividends. Underperformance versus other indices, such as Russell 2000 (IWM), is also significant.

to be filled by relatives, with three of the Company’s five named executive officers coming from the Kurtenbach family.2

A History of Constructive Collaboration Met with Resistance

Alta Fox has consistently sought to collaborate with Daktronics to help the Company reach its full potential, only to be met with resistance at every turn. Long before Daktronics publicly disclosed its going-concern warning in December 2022, Alta Fox traveled to South Dakota to meet with management and proactively offer financing and guidance to address the Company’s financial challenges. Unfortunately, management chose not to engage, forcing the Company into a crisis that ultimately resulted in a going-concern notice from its auditors and the need for rescue financing. While Alta Fox stepped in to provide that critical financing, this situation could have been entirely avoided had Daktronics’ leadership worked with us proactively – not reactively.

Despite Alta Fox's efforts to be constructive, Daktronics has continued to ignore our recommendations, including advice to engage a top-tier third-party investor relations firm to improve its narrative to the market – a story that remains confused and underwhelming. Examples of communication missteps abound:

•	Instead of providing specific guidance, Daktronics has a history of using vague language around a generic plan to “increase profit margins,” positioning the Board and management to avoid accountability for failing to hit targets.
•	Management cites margin and return on invested capital targets during earnings calls that fall below the Company’s current performance levels, indicating that leadership lacks an understanding of its own metrics.
•	In the Q2 FY25 earnings release, Daktronics failed to include a working link to the earnings call, leaving some investors scrambling for access. During the call itself, management referenced page numbers in its prepared remarks, despite the investor deck lacking any slide numbers.

These recurring issues reflect a deeper problem: a Board with minimal equity ownership and little accountability, perpetuating a culture of complacency and neglect. While such a culture might be tolerable in a privately held family business, Daktronics is a public company with fiduciary responsibilities to its shareholders that demand higher standards. In our view, these are responsibilities that the Kurtenbach family and its preferred Board are failing to uphold. Alta Fox has consistently identified these inefficiencies and proposed solutions to address them. Despite these constructive efforts, Daktronics’ leadership continues to resist meaningful change, prioritizing entrenchment over shareholders’ long-term best interests.

Alta Fox’s Recommended Path to ~$40 Per Share

Shareholders deserve better – and Alta Fox is committed to delivering positive change, even if it means nominating director candidates for election to the Board in 2025 and thereafter. By modernizing its governance and embracing public company governance norms, the Company can reignite consistent growth and sustained profitability and ultimately produce superior shareholder value. Alta Fox has

2 Chief Executive Officer and Chairman Reece Kurtenbach is the son of Daktronics’ founder, while his brother is Vice President of Manufacturing, and his sister serves as the effective Head of Human Resources and Corporate Secretary.

outlined a highly credible path for Daktronics to achieve ~$1.88 in FY28 EPS, potentially resulting in a ~$40 per share price target. Alta Fox’s proposed path includes:

1.	Collaborating with Shareholders on a Meaningful Board Refresh – Daktronics would benefit from working with shareholders to add new, highly qualified directors to the Board to address deep-rooted issues related to its governance, investor communication and engagement, and value creation efforts. Individuals added to the Board in recent years have failed to fix these issues. Alta Fox plans to nominate highly qualified, independent director candidates for election at the 2025 annual shareholder meeting, unless Daktronics embraces our recent recommendations.

2.	Instituting Modern Governance Practices – The Company’s Board should immediately de-stagger, split the roles of Chairman and Chief Executive Officer, remove the poison pill and align management’s compensation with share price outperformance.

3.	Recruiting a Highly Qualified Chief Financial Officer – In light of the Company’s prior material weaknesses and going concern notice, the Board should prioritize the hiring of a Chief Financial Officer who possesses public company experience and a track record of success.

4.	Restoring Accountability for Management and Setting a Merit-Based Culture – The Board should establish a clear capital allocation framework that is aimed toward maximizing shareholder value and ensure management initiates short- and long-term guidance. By taking these steps, the Board can hold management accountable based on its ability to allocate capital and hit targets. This will also position Daktronics to be operated like a publicly traded company, rather than a private family business brimming with complacency, nepotism and a lack of sustained focus on creating shareholder value.

5.	Improving Investor Engagement – Daktronics should consistently participate in well-attended investor conferences and create a clear investor narrative aided by sufficient sell-side coverage. Of course, this will require hiring a Chief Financial Officer with credibility and public market experience.

About Alta Fox

Founded in 2018 by Connor Haley, Alta Fox is a Texas-based alternative asset management firm that employs a long-term focused investment strategy to pursue exceptional risk-adjusted returns for a diverse group of institutions and qualified individual clients. Alta Fox focuses on identifying often overlooked and under-the-radar opportunities across asset classes, market capitalization ranges and sectors. Learn more by visiting www.AltaFoxCapital.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. Daktronics, Inc., a South Dakota corporation, has also identified additional risks relating to its business in its public filings with the Securities and Exchange Commission (the “SEC”). Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox”), has based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Alta Fox believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond Alta Fox’s control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Alta Fox described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Alta Fox that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, Alta Fox will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Alta Fox does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Contacts

For Shareholders:

Alta Fox Investor Relations
ir@altafoxcapital.com

or

Okapi Partners

Bruce Goldfarb / Chuck Garske, 212-297-0720

info@okapipartners.com

For Media:

Longacre Square Partners

Kate Sylvester / Bela Kirpalani, 646-386-0091

altafox@longacresquare.com